Exhibit 3.1(b)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TECHPOINT, INC.

Techpoint, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Techpoint, Inc.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 29, 2017, under its original name Techpoint Reincorporation Sub, Inc.

THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

FOURTH: The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Techpoint, Inc. (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered offices in the State of Delaware are:

Incorporating Services, Ltd.

3500 South Dupont Highway

Dover, DE 19901

Dover, Delaware 19901

County of Kent

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 80,000,000, of which 75,000,000 shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which 5,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or the certificate of incorporation of the Corporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Consummation of Change of Control Event. So long as at least any shares of Common Stock (as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares) remain outstanding, the Corporation shall not (by way of amendment, merger, consolidation, reclassification or otherwise), without the vote of the holders of at least a majority of the outstanding shares of Common Stock, voting together as a single class, consummate a Change of Control Event. For purposes of this Section C.4, a “Change of Control Event” shall mean (i) an acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions to which the Corporation, or any subsidiary of the Corporation, is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Corporation immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; or (ii) a transaction or series of related transactions to which the Corporation is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Corporation is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Change of Control Event if the primary purpose is to change the jurisdiction of the Corporation’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

5. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or the certificate of incorporation of the Corporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or the certificate of incorporation of the Corporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders representing only a majority of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class, shall be required if such adoption, amendment or repeal of the bylaws has been previously approved by the affirmative vote of at least two-thirds (2/3) of the directors of the Corporation then in office.

B. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

D. Additional Stockholder Approval Rules.

1. Change of Control. The approval of holders of at least a majority of the outstanding shares of Common Stock, voting together as a single class, shall be required prior to the issuance of securities by the Corporation that will result in a Change of Control Event (as defined above in Article IV, Section C.4.).

2. Private Placements. The affirmative vote of a majority of the votes cast on a proposal to approve a Private Placement (as defined below) at a duly called stockholder meeting of the Corporation in which a quorum is present as provided in the bylaws of the Corporation (and in which the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class, is entitled to vote on such a proposal), is required prior to the issuance by the Corporation of its securities in connection with a transaction other than a “public offering” involving: (a) the sale, issuance or potential issuance by the Corporation of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or Substantial Stockholders (as defined below) equals 20% or more of Common Stock or 20% or more of the voting power outstanding before the issuance; or (b) the sale, issuance or potential issuance by the Corporation of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock (any such transaction, a “Private Placement”).

3. Acquisition of Stock or Assets of Another Company. The affirmative vote of a majority of the votes cast on a proposal to approve an Acquisition Transaction (as defined below) at a duly called stockholder meeting of the Corporation in which a quorum is present as provided in the bylaws of the Corporation (and in which the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class, is entitled to vote on such a proposal), is required prior to the issuance by the Corporation of its securities in connection with the acquisition of the stock or assets of another company if: (a) where, due to the present or potential issuance of Common Stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for Common Stock, other than a “public offering” for cash: (i) the Common Stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for Common Stock; or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities; or (b) any director, officer or Substantial Shareholder (as defined below) of the Corporation has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the Corporation or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of Common Stock, or securities convertible into or exercisable for Common Stock, could result in an increase in outstanding shares of Common Stock or voting power of 5% or more (any such acquisition, an “Acquisition Transaction”).

4. An interest consisting of less than either 5% of the number of shares of Common Stock or 5% of the voting power outstanding of the Corporation shall not be considered a substantial interest or cause the holder of such an interest to be regarded as a “Substantial Stockholder.” The approval required by this Article V, Section D shall not be required for any share issuance if such issuance is part of a court-approved reorganization under the United States federal bankruptcy laws or comparable foreign laws. For purposes of making any computation in this Article V, Section D, when determining the number of shares issuable in a transaction, all shares that could be issued are included, regardless of whether they are currently treasury shares. When determining the number of shares outstanding, only shares issued and outstanding are considered. Treasury shares, shares held by a subsidiary, and unissued shares reserved for issuance upon conversion of securities or upon exercise of options or warrants are not considered outstanding. Voting power outstanding as used in this Article V, Section D refers to the aggregate number of votes which may be cast by holders of those securities outstanding which entitle the holders thereof to vote generally on all matters submitted to the Corporation’s security holders for a vote. The determination of what constitutes a “public offering” shall be made in good faith by the Board of Directors, taking into account the factors set forth in Rule 5635 (as amended from time-to-time or any successor rule thereto) of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”).

5. An exception to the stockholder approval requirements set forth in this Article V, Section D applicable to a specified issuance of securities may be made upon a determination by the Board of Directors made in good faith when: (a) the delay in securing stockholder approval would seriously jeopardize the financial viability of the Corporation; and (b) reliance by the Corporation on this exception is expressly approved by the audit committee or a comparable body of the Board of Directors comprised solely of independent, disinterested directors. If the Board of Directors determines in good faith to apply the exception set forth in this Article V, Section D.4. and not seek stockholder approval as provided herein, the Corporation must mail to all stockholders not later than ten days before the issuance of the securities a letter alerting them to its omission to seek the stockholder approval that would otherwise be required. Such notification shall disclose the terms of the transaction (including the number of shares of Common Stock that could be issued and the consideration received), the fact that the Corporation is relying on a financial viability exception to the stockholder approval requirements set forth in this Article V, Section D, and that the audit committee or a comparable body of the Board of Directors comprised solely of independent, disinterested directors has expressly approved reliance on the exception. The Corporation shall also make a public announcement by issuing a press release disclosing the same information as promptly as possible, but no later than ten days before the issuance of the securities.

ARTICLE VI

A. The business and affairs of the Corporation shall be managed by a Board of Directors. Other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V hereof, each director shall serve until his successor shall be duly elected and qualified or until his earlier resignation, removal from office, death or incapacity.

B. A majority of the board of directors must be comprised of “Independent Directors” as defined in Rule 5605(a)(2) (as amended from time-to-time or any successor rule thereto) of the Nasdaq Rules (“Rule 5605(a)(2)”). If the Corporation fails to comply with this requirement due to one vacancy, or one director ceases to be independent due to circumstances beyond their reasonable control, the Corporation shall regain compliance with the requirement by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual stockholder meeting occurs no later than 180 days following the event that caused the failure to comply with this requirement, the Corporation shall instead have 180 days from such event to regain compliance.

C. The Corporation must have an audit committee of at least three members, each of whom must be an Independent Director as defined under Rule 5605(a)(2). Notwithstanding the foregoing, one director who: (i) is not an Independent Director as defined in Rule 5605(a)(2); (ii) meets the criteria set forth in Section 10A(m)(3) under the United States Securities Act of 1933, as amended, and the rules thereunder; and (iii) is not currently an executive officer or employee or a family member of an executive officer, may be appointed to the audit committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the Corporation and its stockholders. If the Corporation fails to comply with the audit committee composition requirement under this Article VI, Section C, because an audit committee member ceases to be independent for reasons outside the member’s reasonable control, the audit committee member may remain on the audit committee until the earlier of the Corporation’s next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. If the Corporation fails to comply with the audit committee composition requirement under this Article VI, Section C, due to one vacancy on the audit committee, and the cure period in the preceding sentence is not otherwise being relied upon for another member, the Corporation will have until the earlier of the next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the vacancy, the Corporation shall instead have 180 days from such event to regain compliance.

D. The Corporation must have a compensation committee of at least two members. Each committee member must be an Independent Director as defined under Rule 5605(a)(2). In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the Corporation, the Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Corporation to such director; and (ii) whether such director is affiliated with the Corporation, a subsidiary of the Corporation or an affiliate of a subsidiary of the Corporation. Notwithstanding the foregoing, if the compensation committee is comprised of at least three members, one director who does not meet the foregoing independence requirements set forth in this Article VI, Section D, and is not currently an executive officer or employee or a family member of an executive officer, may be appointed to the compensation committee if the Board of Directors, under exceptional and limited circumstances, determines that such individual’s membership on the committee is required by the best interests of the Corporation and its stockholders. A member appointed under this exception may not serve longer than two years on the compensation committee. If the Corporation fails to comply with the compensation committee composition requirement under this Article VI, Section D, due to one vacancy, or one compensation committee member ceases to be independent due to circumstances beyond the member’s reasonable control, the Corporation shall regain compliance with the requirement by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with this requirement, the Corporation shall instead have 180 days from such event to regain compliance.

E. The Corporation must have a nominating and corporate governance committee of at least two members. Each committee member must be an Independent Director as defined under Rule 5605(a)(2). Notwithstanding the foregoing, if the nominating and corporate governance committee is comprised of at least three members, one director who does not meet the foregoing independence requirements set forth in this Article VI, Section E, and is not currently an executive officer or employee or a family member of an executive officer, may be appointed to the nominating and corporate governance committee if the Board of Directors, under exceptional and limited circumstances, determines that such individual’s membership on the committee is required by the best interests of the Corporation and its stockholders. A member appointed under this exception may not serve longer than two years on the nominating and corporate governance committee. If the Corporation fails to comply with the nominating and corporate governance committee composition requirement under this Article VI, Section E, due to one vacancy, or one nominating and corporate governance committee member ceases to be independent due to circumstances beyond the member’s reasonable control, the Corporation shall regain compliance with the requirement by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with this requirement, the Corporation shall instead have 180 days from such event to regain compliance.

F. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until their successors are duly elected and have qualified or until their earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation or the bylaws of the corporation, may exercise the powers of the full board until the vacancy is filled.

ARTICLE VII

A. No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of the Corporation, the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the bylaws of the Corporation.

D. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Paragraph D.

ARTICLE VIII

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article IX, Paragraph A of Article V, Paragraphs A and F of Article VI, Article VII and Article VIII.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its President and Chief Executive Officer this              day of September, 2017.

TECHPOINT, INC.

By
Fumihiro Kozato
President and Chief Executive Officer